Exhibit 99.1

Sabrina Martucci Johnson Joins Aethlon Medical’s Board of Directors

SAN DIEGO, CA, January 10, 2018 -- Aethlon Medical, Inc. (Nasdaq: AEMD), a therapeutic technology company focused on unmet needs in global health and biodefense, today announced the appointment of Sabrina Martucci Johnson to its Board of Directors and to its Audit Committee. Ms. Johnson qualifies as an independent director under the Nasdaq Rules.

“We are very pleased to have Sabrina join the Aethlon team,” stated Aethlon Medical founder and CEO, Jim Joyce. “With the recent “Breakthrough Device” designation of our Hemopurifer, Sabrina’s appointment reflects our focus to build a Board of Directors with relevant experience in transitioning clinical-stage therapies to the marketplace.”

"I am pleased to be joining the board and assisting in the strategy to bring the Aethlon Hemopurifier® therapeutic device to market,” stated Sabrina Martucci Johnson. “It is an honor to work on a program that has the opportunity to address life-threatening viral infections that are not addressed with approved therapies."

Sabrina Martucci Johnson is the Founder and CEO of DARÉ Bioscience (NASDAQ:DARE), a healthcare company committed to the development and commercialization of innovative products in women’s reproductive health.  Prior to founding DARÉ, Sabrina was President of WomanCare Global Trading, a global provider of women’s health products, and CFO/CAO of the California Institute for Biomedical Research.  She served as COO and CFO of Cypress Bioscience, Inc. (NASDAQ:CYPB), the developer of the PROSORBA column, where she launched and secured a global partner for that apheresis product until its sale for $250 million in 2010. She also held sales and marketing positions with Advanced Tissue Sciences and Clonetics Corporation.  She began her career in the biotechnology industry as a research scientist with Baxter Healthcare.

In the community Sabrina serves on the board of organizations that advance the economic well-being and health of women and girls and promote education.  She serves on the YWCA of San Diego County Board of Directors as immediate past-president, Clearity Foundation Board of Directors, Athena Board of Directors as Co-Chair, Tulane University School of Science & Engineering Board of Advisors, University California San Diego Librarian’s Advisory Board, Project Concern International Audit Committee, and Sabrina is the immediate past co-president of Women Give San Diego.

Sabrina has a Master of International Management with honors from the American Graduate School of International Management (Thunderbird); a MSc. in Biochemical Engineering from the University of London, University College London; and a BSc. in Biomedical Engineering from Tulane University, magna cum laude.

About Aethlon Medical, Inc.

Aethlon Medical is focused on addressing unmet needs in global health and biodefense. The Aethlon Hemopurifier® is a first-in-class therapeutic device designed to address life-threatening viral infections. The United States Food and Drug Administration (FDA) has designated the Hemopurifier® to a Breakthrough Device related to the treatment of life-threatening viruses that are not addressed with approved therapies.

In collaboration with leading government and non-government research institutes, Aethlon has validated the ability of the Hemopurifier® to capture a broad-spectrum of pandemic influenza viruses, mosquito-borne viruses and deadly hemorrhagic viruses. Based on its use to treat Ebola virus, the Hemopurifier® was named a "Top 25 Invention" and one of the "Eleven Most Remarkable Advances in Healthcare," by TIME Magazine.

Aethlon is also investigating the potential therapeutic use of the Hemopurifier® to reduce the presence of tumor-derived exosomes, which contribute to immune-suppression and the spread of metastasis in cancer patients. Additionally, Aethlon is the majority owner of Exosome Sciences, Inc. (ESI), which is focused on the discovery of exosomal biomarkers to diagnose and monitor cancer and neurological disorders, including Alzheimer's disease (AD) and Chronic Traumatic Encephalopathy (CTE). Additional information can be found online at www.AethlonMedical.com and www.ExosomeSciences.com. You can also connect with us on Twitter, LinkedIn, Facebook and Google+.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," or similar expressions constitute forward-looking statements. Forward-looking statement includes statements relating to the public offering and the satisfaction of closing conditions relating to the public offering, as well as general economic and market factors. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. Factors that may contribute to such differences include, without limitation, the Company's ability to maintain its listing on the Nasdaq Capital Market, or any other national securities exchange, that the Company or its subsidiary will not be able to commercialize its products, that the FDA will not approve the initiation or continuation of the Company's clinical programs or provide market clearance of the Company's products, the Company's ability to raise capital when needed, the Company's ability to complete the development of its planned products, the Company's ability to manufacture its products either internally or through outside companies, the impact of government regulations, patent protection on the Company's proprietary technology, the ability of the Company to meet the milestones contemplated in its contract with DARPA, product liability exposure, uncertainty of market acceptance, competition, technological change, and other risk factors. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended March 31, 2017, and in the Company's other filings with the Securities and Exchange Commission. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.

Company Contact:

Jim Frakes

Chief Financial Officer

Aethlon Medical, Inc.

858-459-7800 extension 3300

Jfrakes@aethlonmedical.com

Investor Relations:

John Marco

CORE IR

516 222 2560

johnm@coreir.com